                                                                     EXHIBIT 5




                               September 11, 1995


Portland General Electric Company
121 SW Salmon Street
Portland, Oregon  97204


Ladies and Gentlemen:

        I refer to the proposed issue and sale of up to $250,000,000 principal amount of Debt Securities ("Debt Securities") to be issued from time to time or all at one time, by Portland General Electric Company (the "Company") with respect to which the Company proposes to file a Registration Statement on Form S-3 with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, and Rule 415 thereof.

        I am Deputy General Counsel to Portland General Corporation, the parent corporation to the Company. I have general responsibility for legal matters regarding corporate, financial and securities matters for the Company. As such, I am generally familiar with the organization, history and affairs of Portland General Corporation and the Company. I have examined the proposed Registration Statement, including exhibits (the "Registration Statement"), to which this opinion is attached as an exhibit, and such other corporate documents, proceedings and questions of law as I have considered necessary.

        Based on the foregoing, I am of the opinion that when (a) the Registration Statement, and any amendments thereto, have become effective under the Securities Act of 1933, as amended, (b) the indentures applicable to the Debt Securities have been qualified under the Trust Indenture Act of 1939, as amended, (c) an appropriate order or orders have been obtained from the Public Utility Commission of Oregon, (d) the Company has authorized the issuance and sale of the Debt Securities, (e) one or more prospectus supplements have been filed with the Commission, (f) the Underwriting Agreement and/or the Distribution Agreement has been duly executed by the parties thereto, (g) the applicable indentures, and any indentures supplemental thereto, have been executed by the Company and the trustee thereto and have been delivered by the Company to the trustee, and (h) the Debt Securities have been duly executed, authenticated, issued and delivered, the Debt Securities will be duly authorized and will constitute legal, valid and binding obligations of the Company, subject to the application of bankruptcy, insolvency, reorganization, moratorium or similar laws and equitable principles relating to or limiting creditors rights.

Portland General Corporation
September 11, 1995
Page 2





        The statements made in the Registration Statement as to matters of law and legal conclusions contained under the heading "Description of Debt Securities" have been prepared under my supervision and have been reviewed by me and such statements as to matters of law and legal conclusions are, in my opinion, correct.

        I hereby consent to filing of this opinion with the Registration Statement and to the use of my name under the caption "Experts" included therein.

                                       Sincerely,

                                       /s/ Steven F. McCarrel
                                       ---------------------------------------
                                           Steven F. McCarrel

cc: Leonard A. Girard
    Ronald W. Johnson